Back to Form 8-K

Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Denise Malecki
813-206-3916	813-206-2747
gregg.haddad@wellcare.com	denise.malecki@wellcare.com

WELLCARE ANNOUNCES FINAL RESOLUTION
OF WHISTLEBLOWER CLAIMS

Tampa, Florida (March 23, 2012) —WellCare Health Plans, Inc. (NYSE: WCG) today announced that the settlement agreements, which resolve the pending inquiries of the Civil Division of the United States Department of Justice (Civil Division) and the United States Attorneys’ Offices for the Middle District of Florida and the District of Connecticut, are now effective. These settlements are related to four qui tam complaints filed by relators against WellCare under the whistleblower provisions of the False Claims Act.

The final relator, who recently withdrew his objection to the settlement, has executed the federal settlement agreement, making the resolution effective today.

“We are pleased that these matters are fully resolved,” said Alec Cunningham, WellCare’s chief executive officer. “WellCare is a transformed company that is focused on providing quality, cost-effective health care solutions for our members, providers and government customers.”

Under the terms of the settlement agreements, WellCare will pay a total of $137.5 million to the Civil Division, which is to be paid over a period of 36 months, plus interest. The resolution of these matters will not have a material impact on WellCare’s anticipated 2012 financial results.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company served approximately 2.6 million members nationwide as of December 31, 2011. For more information about WellCare, please visit the company's website at www.wellcare.com.